UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No.     )*

National Vision Holdings, Inc.
(Name of Issuer)

Common Stock, par value $0.01 per share
(Title of Class of Securities)

63845R107
(CUSIP Number)

December 31, 2017
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*
The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. 63845R107

1	NAME OF REPORTING PERSON
KKR Vision Aggregator L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
43,475,462

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
43,475,462

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,475,462

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
58.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G

CUSIP No. 63845R107

1	NAME OF REPORTING PERSON
KKR Vision Aggregator GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
43,475,462

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
43,475,462

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,475,462

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
58.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

13G

CUSIP No. 63845R107

1	NAME OF REPORTING PERSON
KKR North America Fund XI L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
43,475,462

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
43,475,462

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,475,462

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
58.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G
CUSIP No. 63845R107

1	NAME OF REPORTING PERSON
KKR Associates North America XI L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
43,475,462

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
43,475,462

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,475,462

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
58.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G

CUSIP No. 63845R107

1	NAME OF REPORTING PERSON
KKR North America XI Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
43,475,462

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
43,475,462

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,475,462

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
58.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

13G

CUSIP No. 63845R107

1	NAME OF REPORTING PERSON
KKR Fund Holdings L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
43,475,462

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
43,475,462

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,475,462

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
58.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G

CUSIP No. 63845R107

1	NAME OF REPORTING PERSON
KKR Fund Holdings GP Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
43,475,462

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
43,475,462

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,475,462

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
58.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

13G

CUSIP No. 63845R107

1	NAME OF REPORTING PERSON
KKR Group Holdings L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
43,475,462

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
43,475,462

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,475,462

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
58.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G

CUSIP No. 63845R107

1	NAME OF REPORTING PERSON
KKR Group Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
43,475,462

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
43,475,462

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,475,462

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
58.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

13G

CUSIP No. 63845R107

1	NAME OF REPORTING PERSON
KKR & Co. L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
43,475,462

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
43,475,462

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,475,462

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
58.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
PN

13G

CUSIP No. 63845R107

1	NAME OF REPORTING PERSON
KKR Management LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
43,475,462

	6	SHARED VOTING POWER
0

	7	SOLE DISPOSITIVE POWER
43,475,462

	8	SHARED DISPOSITIVE POWER
0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,475,462

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
58.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
OO

13G

CUSIP No. 63845R107

1	NAME OF REPORTING PERSON
Henry R. Kravis

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
43,475,462

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
43,475,462

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,475,462

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
58.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

13G

CUSIP No. 63845R107

1	NAME OF REPORTING PERSON
George R. Roberts

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
(a)☒
(b)☐
3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
0

	6	SHARED VOTING POWER
43,475,462

	7	SOLE DISPOSITIVE POWER
0

	8	SHARED DISPOSITIVE POWER
43,475,462

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
43,475,462

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
58.2%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
IN

STATEMENT ON SCHEDULE 13G

Pursuant to Rule 13d-1(d) under the Securities Exchange Act of 1934, as amended (the “Act”), each of the persons listed below under Item 2 (each a “Reporting Person,” and collectively the “Reporting Persons”), have agreed to file one statement with respect to their beneficial ownership of Common Stock, par value $0.01 per share (“Common Stock”), of National Vision Holdings, Inc. (the “Issuer”).

Item 1.

(a)	Name of Issuer:

National Vision Holdings, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

2435 Commerce Avenue, Bldg. 2200, Duluth, Georgia 30096

Item 2.

(a)	Name of Person Filing:

KKR Vision Aggregator L.P.
KKR Vision Aggregator GP LLC (“KKR Vision GP”)
KKR North America Fund XI L.P. (“KKR North America Fund XI”)
KKR Associates North America XI L.P. (“KKR Associates North America”)
KKR North America XI Limited (“KKR North America Limited”)
KKR Fund Holdings L.P. (“KKR Fund Holdings”)
KKR Fund Holdings GP Limited (“KKR Fund Holdings GP”)
KKR Group Holdings L.P. (“KKR Group Holdings”)
KKR Group Limited (“KKR Group”)
KKR & Co. L.P. (“KKR & Co.”)
KKR Management LLC (“KKR Management”)
Henry R. Kravis
George R. Roberts

(b)	Address of Principal Business Office, or, if none, Residence:

The principal business office for all persons filing (other than George R. Roberts) is:

c/o Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, Suite 4200
New York, NY 10019

The principal business office for George R. Roberts is:

c/o Kohlberg Kravis Roberts & Co. L.P.
2800 Sand Hill Road, Suite 200
Menlo Park, CA 94025

(c)	Citizenship:

See Item 4 of each cover page.

(d)	Title of Class of Securities:

Common Stock, par value $0.01 per share.

(e)	CUSIP Number:

63845R107

Item 3.

Not applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

KKR Vision Aggregator L.P. holds 43,475,462 shares of Common Stock, or 58.2% of the outstanding shares of Common Stock based on 74,653,832 shares of Common Stock outstanding as of November 30, 2017, as reported in the Quarterly Report on Form 10-Q filed by the Issuer with the Securities and Exchange Commission on December 7, 2017.

Each of KKR Vision GP (as the general partner of KKR Vision Aggregator L.P.); KKR North America Fund XI (as the sole member of KKR Vision GP); KKR Associates North America (as the general partner of KKR North America Fund XI); KKR North America Limited (as the general partner of KKR Associates North America); KKR Fund Holdings (as the sole shareholder of KKR North America Limited); KKR Fund Holdings GP (as a general partner of KKR Fund Holdings); KKR Group Holdings (as the sole shareholder of KKR Fund Holdings GP and a general partner of KKR Fund Holdings); KKR Group (as the general partner of KKR Group Holdings); KKR & Co. (as the sole shareholder of KKR Group); and KKR Management (as the general partner of KKR & Co.) may also be deemed to be the beneficial owner of the securities held by KKR Vision Aggregator L.P.

KKR Vision GP, KKR North America Fund XI, KKR Associates North America, KKR North America Limited, KKR Fund Holdings, KKR Fund Holdings GP, KKR Group Holdings, KKR Group, KKR & Co. and KKR Management disclaim beneficial ownership of such securities.

As the designated members of KKR Management, Messrs. Henry R. Kravis and George R. Roberts may be deemed to be the beneficial owner of the securities held by KKR Vision Aggregator L.P. but disclaim beneficial ownership of such securities.

Certain of the Reporting Persons and private equity funds managed by Berkshire Partners LLC (“Berkshire”) (collectively, the “Stockholders”) are parties to an Amended and Restated Stockholders’ Agreement (the “Stockholders’ Agreement”), which contains, among other things, certain provisions relating to voting of securities of the Issuer by the parties thereto.

By virtue of the Stockholders’ Agreement and the obligations and rights thereunder, the Reporting Persons acknowledge and agree that they are acting as a “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934 with the other Stockholders and/or certain of their affiliates. Based in part on information provided by the Issuer, such a “group” would be deemed to beneficially own an aggregate of 53,647,003 shares of Common Stock, which represents 71.9% of the Common Stock of the Issuer, as of December 31, 2017. The Reporting Persons expressly disclaim beneficial ownership over any shares of Common Stock that they may be deemed to beneficially own solely by reason of the Stockholder Agreement. Certain entities affiliated with Berkshire are separately making Schedule 13G filings reporting their beneficial ownership of shares of Common Stock.

(b)	Percent of class:

See Item 4(a) above.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote

See Item 5 of each cover page.

(ii)	Shared power to vote or to direct the vote

See Item 6 of each cover page.

(iii)	Sole power to dispose or to direct the disposition of

See Item 7 of each cover page.

(iv)	Shared power to dispose or to direct the disposition of

See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

See Item 4 above. To the best knowledge of the Reporting Persons, no one other than the Reporting Persons, the persons named in Item 4 above and the partners, members, affiliates and shareholders of the Reporting Persons and of the other persons named in Item 4 above has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of Common Stock.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

See Item 4 above.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

Not applicable.

SIGNATURES

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2018

KKR VISION AGGREGATOR L.P.
By: KKR Vision Aggregator GP LLC, its general partner

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Vice President

KKR VISION AGGREGATOR GP LLC

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Vice President

KKR NORTH AMERICA FUND XI L.P.
By: KKR Associates North America XI L.P., its general partner
By: KKR North America XI Limited, its general partner

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR ASSOCIATES NORTH AMERICA XI L.P. By: KKR North America XI Limited, its general partner

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR NORTH AMERICA XI LIMITED

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR FUND HOLDINGS L.P. By: KKR Group Holdings L.P., a general partner By: KKR Group Limited, its general partner

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR FUND HOLDINGS GP LIMITED

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR GROUP HOLDINGS L.P. By: KKR Group Limited, its general partner

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR GROUP LIMITED

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR & CO. L.P. By: KKR Management LLC, its general partner

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR MANAGEMENT LLC

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Chief Financial Officer

HENRY R. KRAVIS

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact

GEORGE R. ROBERTS

By:	/s/ Terence P. Gallagher
Name:	Terence P. Gallagher
Title:	Attorney-in-fact

EXHIBITS

Exhibit Number	Title

1	Joint Filing Agreement, dated as of February 13, 2018, as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

2	Power of Attorneys granted by Henry R. Kravis, George R. Roberts and William J. Janetschek